SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.        )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
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NEXT GENERATION MEDIA CORP.

(Name of Registrant as Specified In Its Charter)

DIONIS COMPANY, LLC

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

Proposed
	Aggregate Number of		Maximum
	Securities to which	Price	Aggregate
Title of Each Class of Securities to which Transaction Applies	Transaction Applies(1)	Per Unit(2)	Value(3)	Total Fee (5)

			$	$

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Contact:
Dionis Company, LLC
60 Capper Court
Redwood City, CA 94061
(650) 363-2506

EXPRESSION OF INTEREST IN TRANSACTION WITH NEXT
GENERATION MEDIA CORP. EXPIRES WITHOUT RESPONSE

     Redwood City, California, July 31, 2003 —Dionis Company, LLC, announced today that on July 1, 2003, Dionis had delivered a letter to Darryl Reed, Chief Executive Officer and a member of the Board of Directors of Next Generation Media Corp. (“NGMC”). The letter was copied to Leon Zajdel, Phillip Trigg, Melissa Held, and Fernando Mathov, members of the Board of Directors of NGMC. A copy of the letter is attached to this press release.

     The letter contained a non-binding potential expression of interest of Dionis to acquire essentially all of the assets of United Marketing Solutions, Inc., a wholly-owned subsidiary of NGMC, subject to a number of conditions, including the completion of a due diligence review and the negotiation and execution of definitive agreements. No response was received from NGMC prior to the expiration of the letter on July 18, 2003, nor has any response been received since that date through the time of this release.

     Dionis continues to believe that the potential transaction would provide significant value to NGMC and its shareholders. Dionis is considering what additional steps, if any, it may take, and looks forward to a response from NGMC prior to determining whether the expression of interest should be extended. Dionis is prepared to meet immediately with NGMC’s representatives, and to move forward expeditiously with any transaction that may be agreed.

Dionis is a Delaware limited liability company located at 60 Capper Court, Redwood City, California 94061.

This press release is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell, or a solicitation of proxies with respect to the voting of, shares of Next Generation Media Corp. If Next Generation Media Corp. accepts Dionis’ expression of interest, Dionis and Next Generation Media Corp. and United Marketing Solutions, Inc. will negotiate towards definitive agreements relating to a transaction as described in the expression of interest or as otherwise may be agreed. There can be no assurance that the expression of interest will be accepted by Next Generation Media Corp. as contained in this press release or at all, or that if accepted negotiations will proceed or the parties will agree to definitive agreements along the lines described in the expression of interest as contained in this press release or otherwise, or that any agreed transaction will be consummated. If any such definitive agreements are agreed and executed, Next Generation Media Corp. would be required to file with the SEC a proxy statement that would be mailed to Next Generation Media Corp. shareholders. The proxy statement would be required to contain important information about Next Generation Media Corp., United Marketing Solutions, Inc., Dionis, and the proposed transaction, and related matters. In such case investors and security holders would be urged to read the proxy statement if and when it became available because it would contain important information.

Investors and security holders would be able to obtain free copies of any proxy statement, if any, through the web site maintained by the U.S. Securities and Exchange Commission at http://www.sec.gov. In addition to any proxy statement, Next Generation Media Corp. is required to file annual, quarterly, and special reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, and other information filed by Next Generation Media Corp. at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Commission’s other public reference rooms in New York, New York, and Chicago, Illinois. Please call the Commission at 800/SEC-0330 for further information on public reference rooms. Next Generation Media Corp.’s filings with the Commission are also available to the public from commercial document-retrieval services and the web site maintained by the Commission at http://www.sec.gov. The proxy statement and these other documents may also be obtained for free from the parties.

This press release contains “forward-looking statements”, including statements made regarding Next Generation Media Corp., the expression of interest and the potential value of any transaction. These forward-looking statements are based on current expectations and currently available data and are inherently uncertain. Dionis assumes no obligation to update this information. In addition, the events described in these forward-looking statements may not actually arise.

The text of the July 1, 2003 letter follows:

July 1, 2003

Mr. Darryl Reed
Chief Executive Officer
Next Generation Media Corporation
7644 Dynatech Court
Springfield, VA 22153

RE: UNITED MARKETING SOLUTIONS

Dear Mr. Reed,

Enclosed please find a non-binding expression of interest to acquire 100% of the assets of United Marketing Solutions, Inc. This expression of interest is made by Dionis Company, LLC. This letter shall serve to outline the conditions upon which there is an interest on the part of Dionis Company, LLC or a newly formed entity (Dionis), to actively engage in a transaction with United Marketing Solutions, Inc. (United), and Next Generation Media Corporation (Parent), to purchase the direct mail operations and activities known as United Marketing Solutions. It is understood that this letter, except for paragraph 7 below, is intended to be a summary of terms on which the parties expect to proceed and is not intended to create and does not create any legally binding obligations, except as set forth in paragraphs 7 below. The parties intend that legally binding obligations with respect to the purchase and sale herein will arise only pursuant to the execution of definitive documentation.

1.	Assets to be purchased. Dionis will purchase essentially all of the tangible and intangible assets employed by and attributed to United and which are owned, directly or indirectly,

by United. The assets to be purchased are to be free and clear of all liens, encumbrances, and security agreements of any nature except for liabilities expressly assumed in paragraph 2. Assets to be acquired shall include but not be limited to:

a)	Cash, accounts receivable, and prepaid expenses and deposits.

b)	Machinery and equipment.

c)	All other company business support tangible assets, including without limitation, office supplies, leasehold improvements, telephone equipment, office equipment, local computer business support hardware/software, furniture and fixtures located in the office and production facility utilized by United.

d)	All trademarks, trade names, the right to use the name United and all variations thereof, patents, all files, records, and information necessary to run the ongoing business in an orderly fashion.

e)	All of United’s customer and franchise lists and other information relating to the customers, franchisees and business of United.

f)	Subject to consents that may be required of third parties, the Company’s rights under various contracts and agreements pertaining to its business, including such matters as franchise agreements, purchase orders, sales contracts, equipment leases, permits, licenses, and other items to be set forth in the definitive purchase agreement.

g)	All other assets set forth on the balance sheet dated as of the most recent month ended prior to closing, including those acquired in the ordinary course of business after that date and excluding those disposed of in the ordinary course of business after that date.

2.	Liabilities to be assumed or discharged at closing. Dionis shall assume all ordinary course and scheduled trade payables, accrued expenses payable, customer deposits, subject to a minimum positive working capital of $250,000, and shall discharge or assume all forms of debt relating to the assets purchased (including capital leases) as depicted in the balance sheet dated as of the most recent month ended prior to closing, and in connection therewith will obtain a discharge of all guarantees of United and Parent to the extent they pertain to the assets purchased.

3.	Purchase Price. The base purchase price shall be $1,650,000 payable in cash at closing. The base purchase price will be decreased by any amounts paid in conjunction with the discharge or assumption of debt related to the assets purchased as described in paragraph 2 above.

4.	Contingencies. Any definitive transaction would be expressly contingent upon the following:

a)	Dionis and its advisors shall have had the opportunity to conduct a due diligence examination of the business and assets and liabilities of United, and the results of such examination shall be satisfactory to Dionis. Dionis will complete the due diligence examination within 30 days after a signed copy of this letter is returned to Dionis. Major areas of due diligence will include (but not be limited to) legal (corporate standing, compliance with laws, environmental matters, employee matters, litigation, tax matters, contracts and arrangements), financial (financial statements, pricing policies, employee benefits and compensation, financial forecasts produced by the Company), operations (existing franchise network, production capabilities, hiring/firing policies, on-going capital requirements), and sales/marketing (franchise licensing and training, national accounts).

b)	The negotiation and execution of a definitive purchase and sale agreement.

c)	Transfer and/or assignment of all contracts which require such action prior to closing. This transfer process need not begin until a definitive purchase agreement (and all related documents) has been executed by both parties.

d)	The negotiation and execution of a mutually acceptable covenant between Dionis and United and Parent to not compete in the cooperative direct mail business for a period of not less than 5 years.

e)	The negotiation and execution of a mutually acceptable consulting agreement between Dionis and Darryl Reed relating to Mr. Reed’s knowledge as the senior executive of United’s operations.

f)	There shall have been no material adverse changes in the business of United prior to closing.

5.	Operations pending closing. Until the completion of a transaction United and Parent shall continue to operate the business in a reasonable manner and shall not engage in any transaction outside of the ordinary course of business. All equipment used by United shall be conveyed in operable condition suitable for their use.

6.	Closing. If the parties agree in principle to the structure set forth in this document, Dionis will begin its due diligence and preparation of a definitive purchase agreement and any related agreements. The parties shall negotiate in good faith to have completed the agreements as promptly as possible, but in no event later than August 15, 2003.

7.	Expenses of the parties. Each party will be responsible for and pay its own legal and accounting fees and other costs and expenses incurred in connection with this transaction. Each party represents that no brokers or fiduciary intermediaries are involved in the transaction.

8.	Expiration. The terms and conditions of this expression of interest are valid until 5:00pm pacific daylight time on Friday the 18th of July, 2003. If this expression of interest is not countersigned prior to the expiration time, the terms and conditions of this letter will be considered null and void.

Mr. Reed, if you have any questions regarding the information provided above or the make-up of Dionis and its sources of financing, please don’t hesitate to contact me directly at (650) 363-2506. I look forward to receiving your response and beginning the due diligence phase of this process.

Sincerely,

Jeffrey M. Stevens Chief Executive Officer Dionis Company, LLC

Read and agreed this      day of July, 2003

By: United Marketing Solutions, Inc.

By:

Darryl Reed

Cc:	Mr. Leon Zajdel, Director, Next Generation Media Corporation

Mr. Phillip Trigg, Director, Next Generation Media Corporation

Ms. Melissa Held, Director, Next Generation Media Corporation

Mr. Fernando Mathov, Director, Next Generation Media Corporation